Exhibit 2.267

Virginia Real Estate Board

RESIDENTIAL PROPERTY DISCLOSURE STATEMENT

SELLER AND PURCHASER ACKNOWLEDGEMENT FORM

PROPERTY ADDRESS/ 2105 Richmond Avenue Portsmouth 23704
LEGAL DESCRIPTION: LTS 3 4 5 BLK 5 2105 RICHMOND

The purchaser is advised of the disclosures listed in the RESIDENTIAL PROPERTY DISCLOSURE STATEMENT located on the Real Estate Board webpage at:

The owner(s) hereby provides notification as required under the Virginia Residential Property Disclosure Act (§ 55.1-700 et seq. of the *Code of Virginia*) and, if represented by a real estate licensee as provided in § 55.1-712, further acknowledges having been informed of the rights and obligations under the Act.

[redacted]

Owner

Date

Date

The purchaser(s) hereby acknowledges receipt of notification of disclosures as required under the Virginia Residential Property Disclosure Act (§ 55.1-700 et seq. of the *Code of Virginia*). In addition, if the purchaser is (i) represented by a real estate licensee or (ii) not represented by a real estate licensee but the owner is so represented as provided in § 55.1-712, the purchaser further acknowledges having been informed of the rights and obligations under the Act.

[redacted]

Purchaser

Date

Date

Real Estate Information Network Inc.

REAL ESTATE TRANSFER DISCLOSURE FOR PROPERTIES LOCATED IN A LOCALITY IN WHICH A MILITARY AIR INSTALLATION IS LOCATED

1. As of the date of this Disclosure, the undersigned property owner(s) represent that the real property described below is located in a Noise Zone and/or Accident Potential Zone (APZ), as shown or referenced on the Official Zoning Map designated by the locality in which the property is located.

_____No (Please sign below) __✘__Yes (Please complete the information below)

2. The following are representations made by the property owner(s), as required by Section 55.1-704 of the Code of Virginia:

A. As of the date of this Disclosure the real property located at (Street Address, Locality and Zip Code) **2105 Richmond Avenue** **Portsmouth** **VA** , **23704** , Virginia is located within the following Noise Zone and/or Accident Potential Zone (APZ), as shown or referenced on the Official Zoning Map of (Name of Locality) **Portsmouth** :

[redacted] ____65-70 dB DNL ____/____70-75 dB DNL ____/____>75 dB DNL

Initial One)

____/____APZ-2 ____/____APZ-1 ____/____Clear Zone

B. The abbreviation "DNL" refers to a day-night average sound level. The frequency of actual single noise events may vary over time depending on the operational needs of the military. **Single noise events may result in significantly higher noise levels than the average level(s) in any of the Noise Zones listed above.**

C. Noise Zones and Accident Potential Zones are subject to change. For this reason, it should not be assumed that the property will remain in the same Noise Zone and/or Accident Potential Zone.

Additional information may be obtained from the locality.

In the event the owner fails to provide the disclosure required by § 55.1-704, or the owner misrepresents, willfully or otherwise, the information required in such disclosure, except as result of information provided by an officer or employee of the locality in which the property is located, the purchaser may maintain an action to recover his actual damages suffered as the result of such violation. Notwithstanding the provisions of this disclosure, no purchaser of residential real property located in a noise zone designated on the official zoning map of the locality as having a day-night average sound level of less than 65 decibels shall have a right to maintain an action for damages pursuant to this section.

The owner(s) state that they reasonably believe the information contained herein is true and accurate and further acknowledge that they have been informed of their rights and obligations under the Virginia Residential Property Disclosure Act.

[redacted] Date 05/02/2023

Date ____________________

tatement and further acknowledge that they have been tial Property Disclosure Act.

Date 5/9/2023

Purchaser______________________________ Date ____________________

the Real Estate Group℠
A Hampton Roads Original

THE REAL ESTATE GROUP

CONSUMER DISCLOSURE INFORMATION FORM FOR BUYERS AND SELLERS

1. **Home Warranty Insurance:**

In connection with the purchase of a property, you may wish to obtain a home warranty insurance plan to cover unexpected repairs and replacement costs on certain appliances and home systems. There are many home warranty insurance plans available at varying prices, levels of coverage, and deductible amounts. A home warranty insurance plan may be purchased by the Seller at the time of listing, providing limited protection during the listing period and may serve as an added benefit to the Buyer at time of settlement. A Buyer may also purchase a home warranty insurance plan at the time of settlement. Seller or Buyer has the right to select a home warranty insurance plan of their choice and shall have the responsibility of selecting the home warranty which best fits their needs.

2. **Title Insurance:**

There are two types of title insurance: lender's coverage and owner's coverage. Lender's coverage protects the lender and is mandatory on most mortgage loans. Owner's title insurance is optional. Owner's coverage, unlike most other insurances, requires a one-time premium. The coverage afforded by title insurance may vary; please consult with your provider for details. Buyers shall have the responsibility for investigating and evaluating the title insurance coverage that they deem important.

3. **Property Inspections:**

A property inspection provides valuable information about the structure and condition of the property you are selling. Therefore, Sellers may wish to consider offering their property for sale with the benefit of a pre-sale property inspection utilizing a company of their choice. Conducting a pre-sale property inspection may give a Seller more time to make necessary repairs and improve a home's marketability. A property inspection for the Buyer provides information about the overall condition of the property. A Buyer should consider an inspection of the property he or she intends to purchase. Seller and Buyer shall have the responsibility of selecting a property inspection company based on criteria that they deem important.

4. **Physical Survey:**

The Real Estate Group recommends that you consider obtaining a physical survey prior to settlement. Depending on the property location, obtaining a flood elevation certification should be considered at the same time.

5. **Defective Drywall:**

The presence of defective drywall is reported to cause corrosion and damage to structural systems, and may corrode or destroy system components. The defective drywall is also reported to emit a strong sulfur-like odor or fume and is suspected to have negative health consequences. Buyer is advised that a risk assessment or inspection for possible defective drywall is recommended prior to purchase.

6. **Mortgage Acts and Practices-Advertising Rule:**

While working with a professional of The Real Estate Group, as a Seller or Buyer, the agent who is assisting you may discuss financing options with you. The financing information that may be provided to you may be in general terms such as market interest rates, or it could be specific loan offerings from a particular lender. Therefore, in compliance with the **Federal Trade Commission's "Mortgage Acts and Practices-Advertising" rule: "Any such financing communication is provided to you for informational purposes only and should not be relied upon by you. The Real Estate Group is not a mortgage lender. If a Real Estate Group associate provides you with information about financing programs from a specific lending institution, you should contact that specific lender directly to learn more about its mortgage products and your eligibility for such products."**

Last Revised 3/26/19

EQUAL HOUSING OPPORTUNITY

7. **Settlement Services and Title Insurance:**
In connection with the purchase of a residential property, Buyers and Sellers will need to obtain settlement services. Buyers may need to purchase a title insurance policy. The selection of a title insurance agency or settlement agent is strictly your choice as a Buyer or Seller.

8. **Property and Casualty Insurance:**
In connection with the purchase of a residential property, buyers often need to purchase a hazard insurance policy from the insurance company of their choice. The selection of an insurance provider is strictly your choice.

9. **Mortgage Services:**
In connection with the purchase of real property, Buyers often need to obtain mortgage financing. Buyers are free to select a mortgage financing company or lender of their choice.

10. **Important Wire Fraud Notice:**
Never trust wiring instructions sent via email. Cyber criminals are hacking email accounts and sending emails with fake wiring instructions. These emails are convincing and sophisticated. Always independently confirm wiring instructions with the settlement agent's office in person or via telephone call to a trusted and verified phone number. Never wire money without double-checking that the wiring instructions are correct.

11. **Notice of Business Relationships:**
This is to give you notice that The Real Estate Group ("TREG") has a business relationship with 2-10 Home Buyers Warranty of Virginia, Inc. ("2-10"), an unaffiliated provider of home warranties. TREG also has a business relationship with Atlantic Bay Mortgage Group ("Atlantic Bay"), an unaffiliated mortgage lender. Both 2-10 and Atlantic Bay pay TREG for promotional and marketing services under a contract (together, "Contracts"). Payment under the Contracts is not for or based on referrals from TREG to 2-10 or Atlantic Bay although TREG receives a financial benefit under the Contracts.

You are NOT required to use 2-10 or Atlantic Bay as a condition of working with TREG or as a condition for the sale or purchase of any property. THERE ARE FREQUENTLY OTHER SETTLEMENT SERVICE PROVIDERS AVAILABLE WITH SIMILAR SERVICES. YOU ARE FREE TO SHOP AROUND TO DETERMINE THAT YOU ARE RECEIVING THE BEST SERVICES AND THE BEST RATE FOR THESE SERVICES.

If you have any questions regarding your rights and obligations in any real estate transaction, please seek legal advice.

I/we have read and acknowledge receipt of this Consumer Disclosure Information Form.

[redacted]

____
Buyer or Seller (print)

____
Buyer or Seller (signature) Date

Last Revised 3/26/19

REAL ESTATE INFORMATION NETWORK INC.
STANDARD NEW CONSTRUCTION
RESIDENTIAL PURCHASE AGREEMENT

This Agreement ("Agreement") is made this 5/8/2023 (date) by and among [redacted] ("Buyer"), and [redacted] ("Seller"), [redacted] ("Selling Firm") (MLS Office No.) and [redacted] ("Listing Firm") 9100 (MLS Office No.).

1. AGREEME[redacted] consideration of the payment of the Deposit to Escrow Agent, receipt of which is acknowledged, Buyer agrees to buy and Seller agrees to sell all that certain piece, parcel or lot of land described as follows: The Property is situated in Portsmouth VA (City / State), and identified as Model Type ______
Model Name ______ Lot ______,
Street Address 2105 Richmond Avenue
Legal Description LTS 3 4 5 BLK 5 2105 RICHMOND

2. DEPOSIT: The deposit (the "Deposit") shall be in the amount of Ten Thousand and 00/100 Dollars ($10,000.00) and paid by ☐ personal check, ☒ federal wire transfer, ☐ certified bank check, ☐ Automated Clearing House (ACH), or ☐ other ______ and held by ☒ Blueprint Title ("Escrow Agent") or ☐ Seller (mark as applicable). The Deposit shall apply as a credit to Buyer at settlement.

Subject to paragraph 5.B below, Buyer ☐ has paid the Deposit to the Escrow Agent or ☒ will pay the Deposit to the Escrow Agent within two (2) business days of the "Ratification Date" (as defined in Paragraph 5 below).

If Buyer fails to pay the Deposit set forth above or if any check or other funds paid by Buyer are dishonored, Escrow Agent or Seller, as the case may be, shall promptly provide written notice of such to Buyer and Seller. In such case, Buyer shall be in breach of this Agreement and Seller may, at Seller's option, terminate this Agreement by written notice to Buyer in which event neither Buyer or Seller shall have any further liability to the other.

3. PURCHASE PRICE: The Purchase Price ("Purchase Price") the Property is as follows:
Three Hundred Seventy-Nine Thousand Eight Hundred Eighty-Three ($379,883.00 Dollars) ("Purchase Price") and shall be paid as follows:
$379,883.00 Down payment by cashier's or certified check or wire transfer to the settlement agent due at settlement;
$______ by ______ loan to be obtained by Buyer; and
$______ other financing terms if applicable: ______

VA Funding Fee, FHA MIP or Conventional PMI to be financed as applicable. If private party financing, then the appropriate addendum is attached and shall become a part of this Agreement.

PURCHASE PRICE shall include:

A. The standard features and options listed below or shown on a separate addendum or exhibit.

☐ Addendum and/or exhibit attached.

ONLY APPLICABLE IF PROPERTY IS A NEW CONSTRUCTION CONDOMINIUM
UNTIL DELIVERY TO BUYER OF A CURRENT PUBLIC OFFERING STATEMENT FOR THE CONDOMINIUM, THIS ENTIRE AGREEMENT SHALL CONSTITUTE A NONBINDING RESERVATION AGREEMENT ONLY AND CREATES NO OBLIGATION ON THE PART OF BUYER AND IS SUBJECT TO CANCELLATION WITHOUT PENALTY BY BUYER IN BUYER'S SOLE DISCRETION IN ACCORDANCE WITH PARAGRAPH 13 A. 2.

This Purchase Agreement was fully ratified by Buyer and Seller as of:

______ (RATIFICATION DATE)   SIGNATURE: ______ ☐ LISTING AGENT OR ☐ SELLING AGENT

Initials [redacted]

B. Any upgraded optional selections shall be shown on the attached addendum or exhibit, if applicable:

☐ Addendum and/or exhibit attached. The Property together with additional options as may be specified shall be built substantially in accordance with plans and specifications which ☐ **ARE** / ☒ **ARE NOT** attached and are on file in the office of Seller, and/or the Veterans Administration, Federal Housing Administration, and the appropriate municipality.

Subsequent changes will be handled as stated in Paragraph 16 of this Agreement.

4. VA / FHA / CONVENTIONAL FINANCING OR CASH CONTINGENCY: If noted below, Buyer's obligations under this Agreement are conditioned upon the applicable financing contingency: (**Check A, B, or C, if applicable**).

A. ☐ **HUD/FHA or VA FINANCING**:

(i). It is expressly agreed that notwithstanding any other provisions of this Agreement, Buyer shall not be obligated to complete the purchase of the Property described herein or to incur any penalty by forfeiture of earnest money deposits or otherwise unless Buyer has been given in accordance with HUD/FHA or VA requirements a written statement issued by the Federal Housing Commissioner, Department of Veterans Affairs, or a Direct Endorsement Lender setting forth the appraised value of the Property (excluding closing costs) as not less than the Purchase Price $__________________. Buyer shall have the privilege and option of proceeding with consummation of this Agreement without regard to the amount of the appraised valuation **by giving Seller written notice thereof within three (3) days after receipt of notification of the appraised value. THE APPRAISED VALUATION IS ARRIVED AT TO DETERMINE THE MAXIMUM MORTGAGE THE DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT/DEPARTMENT OF VETERANS AFFAIRS WILL INSURE. HUD/DEPARTMENT OF VETERAN AFFAIRS DOES NOT WARRANT THE VALUE OR THE CONDITION OF THE PROPERTY. BUYER SHOULD SATISFY HIMSELF/HERSELF THAT THE PRICE AND CONDITION OF THE PROPERTY ARE ACCEPTABLE.**

(ii). If Buyer is obtaining VA financing and elects to complete the purchase at a price in excess of the appraised value as established by the Department of Veterans Affairs (the "Department"), Buyer will disclose the source of such funds to the Department and pay the excess amount from such source. Such funds will not be borrowed funds unless approved by the Department

(iii). If Buyer is obtaining FHA financing, the parties acknowledge that the loan amount may be approximate because financed acquisition costs cannot be determined until settlement.

B. ☐ **CONVENTIONAL FINANCING**: It is expressly agreed that, notwithstanding any other provisions of this Agreement, *Buyer shall not incur any penalty by forfeiture of the Deposit or otherwise be obligated to complete the purchase of the* Property if the Purchase Price exceeds the final determination of appraised value established by the appraiser ("Appraised Value") and Seller does not agree to reduce the Purchase Price to the Appraised Value. Buyer shall have the privilege and option of proceeding to settlement without regard to the Appraised Value. In the event the Purchase Price exceeds the Appraised Value and Seller or Listing Firm notifies Buyer or Selling Firm that Seller agrees to reduce the Purchase Price to the Appraised Value, then this Agreement will remain in force and settlement shall occur as specified in paragraph 6 of this Agreement.

C. ☒ **CASH:** Buyer ☐ **DOES** / ☒ **DOES NOT** wish to order an appraisal. If Buyer wishes to order an appraisal, the appraisal must be paid for and ordered within seven (7) days after ratification of this Agreement or the appraisal contingency shall be waived by Buyer. Notwithstanding any other provisions of this Agreement, Buyer reserves all rights outlined in the following paragraph in the event the Appraised Value is less than the Purchase Price.

APPRAISED VALUE: With respect to paragraph 4B and 4C above, if, for any reason, the Appraised Value is less than the agreed upon Purchase Price, Buyer shall have three (3) days from receipt and notification of the Appraised Value to Seller to either (a) agree in writing to proceeding to settlement without regard to the Appraised Value, or (b) negotiate with Seller to find an acceptable agreement. If after three (3) days Buyer has not agreed to proceed to settlement regardless of Appraised Value, Seller has not agreed to reduce the Purchase Price to the Appraised Value, or an alternate acceptable to both Buyer and Seller has not been agreed to in writing, then either Buyer or Seller may terminate this Agreement. If terminated, Buyer and Seller shall execute a Release with full refund of the Deposit to Buyer.

5. RATIFICATION/DEPOSIT:

A. For purposes of this Agreement, ratification ("Ratification") shall mean the date ("Ratification Date") of communication of final written acceptance by Buyer and Seller of all the terms of this Agreement, not the date of removal or expiration of any contingencies.

B. Buyer shall deliver the Deposit to Escrow Agent or Seller, as applicable, and (i) Seller shall use such funds as provided in (i) below or (ii) Escrow Agent shall place the Deposit in escrow until Settlement or termination as provided in (ii) below, subject to the terms of this Agreement and as more particularly set forth below (mark as applicable):

☐ (i) In the event Seller holds the Deposit, Buyer acknowledges and understands that Seller may place, after ratification, the Deposit in Seller's operating account. Seller shall have the right to use such funds in accordance with Seller's standard

practice and the Deposit shall not bear interest. Seller shall refund the Deposit to Buyer within five (5) days of Buyer's written notice to Seller that Buyer is terminating this Agreement in accordance with its terms in the event any of the contingencies set forth in this Agreement are not satisfied or if Seller defaults under the terms and conditions of this Agreement.

☐ (ii) Unless otherwise agreed in writing by Buyer and Seller, if the Deposit is received by Escrow Agent prior to the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following the Ratification Date. If the Deposit is received by the Escrow Agent after the Ratification Date, the Escrow Agent shall place the Deposit in an escrow account by the end of the fifth (5th) business banking day following Escrow Agent's receipt of the Deposit. The Deposit shall remain in escrow until settlement or termination. If Escrow Agent is the Listing Firm or Selling Firm, the Deposit shall be held and applied in conformity to the Regulations of the Virginia Real Estate Board. Escrow Agent may place the Deposit in an interest bearing account. All interest, if any, which accrues with respect to the Deposit, shall become the sole and exclusive property of Escrow Agent. Buyer and Seller waive any and all right or entitlement to such interest. If Listing Firm or Selling Firm receive the Deposit and are not acting as the Escrow Agent, such firm shall ensure that the Deposit is delivered to the Escrow Agent in accordance with the time period set forth in paragraph 2, unless otherwise agreed to in writing. Escrow Agent shall hold the Deposit in escrow until (i) the Deposit is credited toward the Purchase Price at settlement; (ii) a court of competent jurisdiction orders disbursement of the Deposit; (iii) Buyer and Seller have agreed in writing as to the disposition of the Deposit; or (iv) the Deposit is disposed of in any other manner authorized by the Virginia Real Estate Board. If the Property is foreclosed upon while this Agreement is pending the terms of Section 54.1-2108.1 of the Code of Virginia shall apply to the disbursement of the Deposit. Foreclosure shall be considered a termination of this Agreement, and, absent any default by Buyer, the Deposit shall be disbursed to Buyer.

At the option of the broker, written notice may be sent by the broker that release of such funds shall be made unless a written protest is received from the principal who is not receiving the funds by such broker within 15 days of the date of such notice. Notice of disbursement shall be given to the parties to the transaction in accordance with the Agreement.

6. **CONSTRUCTION / SETTLEMENT:**

A. **CONSTRUCTION**: Construction will begin on or about **Under Construction** and will be completed on or about **July 1, 2023**; Buyer is aware that delays caused by events beyond the control of Seller such as: work stoppages, municipal approvals and permits, strikes, lockouts, weather, availability of labor, materials, craftsmen, acts of God, terrorism, everything unanticipated and unforeseen and anything of occurrence not within the contemplation of the parties at time of ratification are not included in the calculation of time estimates. Delays caused by such events do not constitute abandonment or constitute a default on Seller's part.

B. **Choice of Settlement Agent: Chapter 10 (§55.1-1000 et seq.) of Title 55.1 of the Code of Virginia provides that the Buyer has the right to select the settlement agent to handle the closing of this transaction. The settlement agent's role in closing this transaction involves the coordination of numerous administrative and clerical functions relating to the collection of documents and the collection and disbursement of funds required to carry out the terms of the contract between the parties. If part of the purchase price is financed, the lender for the Buyer will instruct the settlement agent as to the signing and recording of loan documents and the disbursement of loan proceeds. No settlement agent can provide legal advice to any party to the transaction except a settlement agent who is engaged in the private practice of law in Virginia and who has been retained or engaged by a party to the transaction for the purpose of providing legal services to that party.**

Variation by agreement: The provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia may not be varied by agreement, and rights conferred by this chapter may not be waived. The Seller may not require the use of a particular settlement agent as a condition of the sale of the Property.

Escrow, closing, and settlement service guidelines: The Virginia State Bar issues guidelines to help settlement agents avoid and prevent the unauthorized practice of law in connection with furnishing escrow, settlement or closing services. As a party to a real estate transaction, the Buyer is entitled to receive a copy of these guidelines from the settlement agent, upon request, in accordance with the provisions of Chapter 10 (§ 55.1-1000 et seq.) of Title 55.1 of the Code of Virginia.

C. **SETTLEMENT**: Settlement ("Settlement") under this agreement to be on or about **July 1, 2023** or within five (5) days after notification by Seller that the Property has been "completed" or within five (5) days after the loan has been approved, whichever occurs last ("Settlement Date"). The Property is considered "completed" when the certificate of occupancy (CO) is issued. In the event any upgrades are not completed or there are unfinished exterior or landscaping work which have been delayed, Buyer agrees to sign the necessary waiver in order to proceed with Settlement provided a mutual agreement is made for completion of such work. Buyer and Seller agree to provide in a prompt manner such documentation as lender may require to process and complete the specified financing. Buyer shall be entitled to possession of the Property at Settlement unless otherwise agreed to in writing. At Settlement, Seller shall deliver (i) the deed, (ii) a mechanic's lien affidavit acceptable to Buyer's title insurance company as to parties in possession and mechanic's liens, and such certificates or agreements as may be required by state and federal authorities for tax and residency purposes. Seller and Purchaser agree to release and hold harmless Listing Firm, Selling Firm, the officers, directors and employees, and any real estate broker or salesperson employed by or affiliated with the Listing Firm or Selling Firm from any delay or expense caused by such delay in Settlement due to regulatory or legal requirements.

[redacted]

Buyer and Seller each authorize their respective attorneys, lenders and/or the settlement agent, to furnish prior to the Settlement Date to all parties including, Listing Firm and Selling Firm, complete copies of the draft and final closing disclosure/settlement statement for the sale of the Property, including the HUD-1 settlement statement, the TILA-RESPA settlement statement, the ALTA settlement statement combined, the Seller Closing Disclosure (Seller's CD) and/or the Buyer's Closing Disclosure (Buyer's CD).

D. **SETTLEMENT AGENT**: It is agreed by all parties that ____**Blueprint Title**____, as settlement agent, shall complete the required Buyer's documentation for the lender, shall record as necessary such documentation, and otherwise be responsible for settlement. Settlement shall occur in the settlement agent's office or such office as the parties hereto may subsequently agree upon. **Buyer may retain an attorney to represent Buyer's interest ("Buyer's Attorney") and shall be responsible for fees and costs incurred by Buyer's Attorney.**

E. **BUYER / SELLER AUTHORIZATIONS**: Buyer and Seller each authorize their respective attorneys, and/or the settlement agent, to furnish to Listing Firm and Selling Firm, copies of the draft and final, true and complete Settlement Statement in connection with this transaction.

F. **FAILURE TO SETTLE OR TAKE POSSESSION**: Should Buyer fail to settle on Settlement Date given by Listing Firm, then Buyer shall pay to Seller a charge of $____100.00____ per day ("Per Diem") from the scheduled Settlement Date until actual Settlement. The Per Diem shall be paid and collected at Settlement. If Buyer fails to settle on Settlement Date after Settlement has been scheduled and settlement documents have been prepared, Buyer shall pay a reprocessing fee of $____________ to the settlement agent.

G. **PRORATIONS AS OF SETTLEMENT DATE**: All taxes, insurance, upkeep, water, rent, and other charges on said Property shall be prorated as of Settlement Date. Buyer understands that taxes may be based upon estimated assessment at the time of Settlement and may be subject to change. Buyer agrees to execute, at Settlement, all documents required by VA, FHA, Conventional and/or the lending agency. Seller shall pay any and all roll back taxes, if any.

7. **DEED AND TITLE:**

A. Except as expressly provided in writing, representations and warranties made by Seller herein and all other provisions of this Agreement shall be deemed merged into the deed delivered at Settlement and shall not survive Settlement, unless otherwise provided herein. Seller shall convey marketable and insurable title to the Property by general warranty deed, unless otherwise specified below, subject to any easements, covenants and restrictions of record, which do not adversely affect the use of the Property for residential purposes. Title to the Property shall be conveyed (i) free and clear of all liens, tenancies and encumbrances of every kind except those stated herein, and (ii) with marketable and insurable access to a publicly dedicated road.

____

____.

B. **Buyer will be required to purchase a lenders title insurance policy if the Buyer is obtaining a loan secured by the Property. Buyer may, at Buyer's expense, purchase an owner's title insurance policy which insures Buyer's title to the Property, subject to the terms of such policy. The coverage afforded by such title insurance would be governed by the terms of the policy and any exceptions to the policy, and the premium for obtaining such title** [redacted]

8. **LOAN APPLICATION / LOAN APPROVAL / INTENT TO OCCUPY**:

A. **LOAN APPLICATION**:

(i). Buyer shall, within seven (7) days of ratification of this Agreement, apply for the specified financing through a lender and order and pay for a credit report, authorize appraisal or other requirements of such lender. Unless otherwise indicated below, within seven (7) days of ratification of this Agreement, Buyer shall apply for the specific financing from **N/A**______________________________ ______________________________ (Name of Lender) and authorize and pay for a credit report, appraisal or other requirements of such lender. **Should Buyer wish to change lenders, Buyer must obtain written permission from the Seller.** If Buyer does not comply with the provisions of the previous sentence, Seller shall have the right to terminate this Agreement. Buyer shall, promptly, diligently and in good faith, undertake each and every action necessary to obtain such financing. If such loan or approval is not obtainable, through no fault of Buyer, for any reason, other than Buyer's failure to have available for Settlement the cash required by this Agreement (except as noted herein), all parties hereto shall execute the appropriate release agreement, be released from any further liability under this Agreement and the Deposit shall be returned to Buyer subject to the provisions of Paragraph 5. Except as otherwise provided herein, Buyer shall pay all costs associated

with obtaining the loan(s). ☐ **BUYER /** ☐ **SELLER (Check One)** has the responsibility to lock in the interest rate and discount points with respect to such loan(s). **Buyer's failure to comply with the provisions of this Paragraph shall constitute a default of this Agreement.**

(ii). Buyer authorizes lender to keep Listing Firm and Selling Firm apprised of progress and status of loan approval, including confirmation of receipt of the appraisal. Should the appraisal indicate an appraised value less than the Purchase Price, Buyer instructs lender to deliver a copy of the appraisal, applicable portions of the appraisal or affidavit as to value to Listing Firm upon Seller's request. Should Buyer's loan be denied, Buyer authorizes lender to notify Listing Firm and Selling Firm of loan denial.

B. LOAN APPROVAL: Within **N/A** days of contract ratification, Buyer must obtain a written non-conditional loan approval subject only to appraisal or Seller shall have the right to terminate this Agreement unless otherwise agreed to in writing by Seller and Buyer. In the event Seller elects to terminate this Agreement: (i) the Deposit shall be refunded to Buyer; (ii) all parties shall execute the appropriate release of this Agreement; and (iii) no party to this Agreement shall have any further rights against or obligations to any other party to this Agreement. The rights and remedies set forth in this Paragraph shall be in addition to the rights and remedies specified in Paragraph 11.

C. INTENT TO OCCUPY: Buyer ☐ **DOES /** ☒ **DOES NOT** intend to occupy the Property as Buyer's principal residence.

9. SETTLEMENT EXPENSES: Except as otherwise stated below, Seller shall pay (i) all expenses of deed preparation, the grantor's tax on the deed, and all expenses, if any, for removal of title defects and (ii) those fees charged by lender for the specified financing which, by law, Buyer is not permitted to pay. Except as otherwise stated herein, all other expenses incurred by Buyer in connection with this purchase, including without limitation, title examination fees and title insurance premiums, survey costs (including elevation certificate if required by lender), insurance premiums, discount points (unless prohibited by law), prepaids, recording costs and fees of Buyer's attorney or settlement agent, shall be paid by Buyer. The amount of Seller Contributions, if any, shall be inclusive of those fees charged by lender for specified financing which by law Buyer is not permitted to pay.

10. REPRESENTATIONS:

A. Unless otherwise specified in this Agreement, Buyer represents that neither this Agreement nor the financing is dependent or contingent on the sale, settlement, lease or refinancing of other real property.

B. Buyer acknowledges that Seller is relying upon all of Buyer's representations, including, without limitation, the accuracy of the financial information given by Buyer to Seller, Selling Firm or Listing Firm. If Buyer makes any deliberate misrepresentation or material omission which results in Buyer's inability to obtain approved financing then Buyer shall be deemed to be in default. Except as provided in Paragraph 8B, Buyer shall notify Seller, Listing Firm and Selling Firm in writing within three (3) days of Buyer's actual notice of the occurrence of any material adverse change in Buyer's financial condition which prevents Buyer from obtaining the specified financing under this Agreement. Buyer's failure to give notice of the material adverse change required above shall constitute a default under the terms of this Agreement. Within three (3) days of receipt of written notice of the material adverse change from Buyer, Seller shall notify Buyer in writing of Seller's election to: (i) proceed to closing based upon a modification to this Agreement acceptable to Seller and Buyer; (ii) require that Buyer deliver an acceptable First Right of Refusal Agreement; or (iii) terminate this Agreement. The rights and remedies set forth in this Paragraph shall be in addition to the rights and remedies specified in Paragraph 11.

C. Except as specified below in this Section 10(C), Seller represents and warrants that Seller is (i) either a U.S. citizen or (ii) a resident alien within the meaning of the "Foreign Investment in Real Property Tax Act" (FIRPTA) under the Internal Revenue Code and is therefore exempt from any tax withholding requirements of FIRPTA. Buyer understands that if the Seller is (i) not an U.S. Citizen or (ii) is not a resident alien within the meaning of the FIRPTA requirements, Buyer may be responsible for collecting and filing any Seller tax withholding found under FIRPTA requirements. Legal counsel should be consulted.

11. DEFAULT: Subject to the provisions of Paragraph 28 below, if either party defaults under this Agreement, the nondefaulting party may pursue, in such party's discretion, all remedies available to the nondefaulting party at law or in equity. In the event of such default, party holding the deposit shall pay the Deposit to the nondefaulting party in accordance with Paragraph 5 and such nondefaulting party shall have the right to pursue such other rights and remedies against the defaulting party as such nondefaulting party may have, both legal and equitable. All of the rights and remedies hereunder are cumulative. Additionally, the defaulting party shall be liable for the brokerage fee due Listing Firm and Selling Firm and for other expenses, including reasonable attorney's fees, incurred by Listing Firm, Selling Firm, and/or the nondefaulting party in connection with this transaction or the enforcement of this Agreement.

[redacted]

12. FIRE AND HAZARD INSURANCE: Homeowner's Insurance (Fire and Hazard) may be required by the lender. Buyer may obtain such insurance from an agent of Buyer's choosing with coverage meeting the lender's requirements and naming lender as "mortgagee."

13. CONTINGENCIES: This Agreement shall be contingent upon the following conditions and those noted in the attached contingency addendum/addenda, if any:

A. CONDOMINIUM: Buyer and Seller acknowledge that the Property (check as applicable):

(i). ☒ **IS NOT** in a community subject to the Virginia Condominium Act (the "Condo Act").

(ii). ☐ **WILL BE** in a community subject to the Condo Act.

(1) UNTIL DELIVERY TO BUYER OF A CURRENT PUBLIC OFFERING STATEMENT FOR THE CONDOMINIUM, THIS ENTIRE AGREEMENT SHALL CONSTITUTE A NONBINDING RESERVATION AGREEMENT ONLY AND CREATES NO OBLIGATION ON THE PART OF BUYER AND IS SUBJECT TO CANCELLATION WITHOUT PENALTY BY BUYER IN BUYER'S SOLE DISCRETION IN ACCORDANCE WITH SECTION (2) BELOW.

(2) Upon delivery to Buyer of a current Public Offering Statement, Buyer shall be deemed to have entered into a binding purchase agreement subject to Buyer's right to cancel within five (5) days after delivery. If Buyer elects to cancel, Buyer may do so by notice thereof, hand delivered or sent by United States Mail, return receipt requested, within the five (5) day period to Seller. Such cancellation shall be without penalty, and the Deposit shall be promptly refunded in its entirety, without interest. **Buyer's rights under this Paragraph may not be waived.**

(iii). ☐ **IS** a condominium unit. The Unit Owners' Association Public Offering Statement more fully describes the parties' rights and obligations under the Virginia Condominium Act (the "Condo Act") and is incorporated by reference into this Agreement. Delivery of the current Public Offering Statement is acknowledged separately by the **Buyer's Acknowledgment of Receipt of Condominium Public Offering Statement**. The Buyer's Acknowledgment of Receipt of Condominium Public Offering Statement which accompanies the Public Offering Statement must be dated and signed by Buyer and delivered back to Seller. This Agreement is as of the date of ratification subject to cancellation, without penalty by Buyer in its sole and absolute discretion at any time prior to the expiration of five (5) days from the delivery to Buyer of a current public offering statement. Buyer may exercise its right to cancel this Agreement by either hand-delivering or mailing by United States certified or registered mail, postage prepaid, return receipt requested, or by electronic means provided that the sender retains sufficient proof of delivery, written notice to Seller, at any time prior to the expiration of the foregoing five (5) day period, in which event any deposit made by Buyer shall be promptly refunded by Escrow Agent to Buyer in its entirety without deduction. However, if this Agreement is not so canceled prior to the expiration of the five (5) day period, this Agreement shall then, without any further action by either Buyer or Seller, become and form a binding Agreement for the sale and purchase of the Property. Buyer acknowledges that by settling and closing on the purchase of the Property, Buyer shall become a member of ____________________________Unit Owners' Association (the "Association") and agrees to pay all regular and special assessments and dues imposed by the Association as such amounts become due. Buyer agrees and acknowledges that there is an initial capital contribution of $ _______________ and the assessment is due on the first day of each calendar month and that the monthly assessment is approximately $________ per month, payable to the order of the Association. By membership in the Association, Buyer shall have the right to use and enjoy the common elements of the condominium in accordance with the documents creating the Condominium. Buyer covenants and agrees to be bound by the Declaration, the Plats and the Plans, the Bylaws, and any rules and regulations of the condominium, by any amendments thereto, and by any additional covenants, conditions and restrictions of record. **Buyer's rights under this Paragraph may not be waived.**

(iv). ☐ **IS** a condominium unit in a condominium consisting of 3 or fewer units and as such is exempt from the requirements in the Condo Act relating to a resale certificate and/or public offering statement. Prior to executing this Agreement, Buyer is advised to address all concerns relating to the Property being a condominium unit, including without limitation and by way of explanation, issues related to hazard and liability insurance, current and proposed maintenance and repairs, common expenses, restrictions and agreements contained in the documents creating the condominium and similar items.

B. PROPERTY OWNERS' ASSOCIATIONS (POA): Buyer and Seller acknowledge that the Property (check one)

1. ☒ **IS NOT** in a community subject to the Virginia Property Owners' Association Act (the "POA Act").
2. ☐ **IS** in a community which currently ☐ **HAS** /☐ **DOES NOT HAVE** mandatory monthly fees of approximately $ ______________________ and is subject to the POA Act.
3. ☐ **WILL BE** in a community subject to the POA Act which ☐ **WILL HAVE** a monthly fee of $_______________ OR ☐ **DOES NOT PRESENTLY HAVE** a monthly fee however such fee may be implemented in the future.

[redacted]

If the Property is in a community subject to the POA Act, the Property Owners' Association Addendum, attached hereto, more fully describes the parties' rights and obligations under the POA Act. **Buyer's rights under this Paragraph may not be waived.**

C. CO-OPERATIVE: Buyer and Seller acknowledge that the Property (check one)

1. ☒ **IS NOT** in a community subject to the Virginia Real Estate Cooperative Act (the "Co-Op Act").
2. ☐ **IS** a Cooperative Unit which currently has mandatory monthly fees of approximately $__________________ and is subject to the Co-Op Act and the Cooperative Interest Addendum is attached to and shall become part of this Agreement.

D. CONTRACT OWNER:

Buyer understands and acknowledges that Seller may not be the fee simple owner of title to Property upon which the improvements are being constructed. By signing this Agreement, Seller covenants and agrees to have the fee simple title to the Property conveyed to Buyer at Settlement. Buyer shall not have any obligation to perform under the terms of this Agreement unless Seller causes to be delivered to Buyer at Settlement the fee simple title to the Property, as well as all of the improvements constructed thereon.

E. OTHER CONTINGENCIES:

14. INSTALLATION OF STREET IMPROVEMENTS: All streets, curbs, sidewalks, street lights, parkway trees, and similar improvements included in the plans and specifications on file with the appropriate governmental agencies will be installed and paid for by builder or the developer of the development in which the Property is located. Buyer acknowledges that street improvements may or may not be complete at time of Settlement due to conditions beyond Seller's control. If these improvements are not installed prior to Settlement, Buyer agrees to complete Settlement provided that the Property is completed and ready for occupancy, the lender and the applicable governmental agencies approve the Settlement and Seller executes the appropriate VA/FHA/Conventional or other required agreements to install such improvements after Settlement without additional cost to Buyer.

15. MODEL HOME: Any model home is displayed for illustrative purposes only, and such display shall not constitute an agreement or commitment on the part of Seller to deliver the Property purchased in exact accordance with any model home. None of the items or furnishings shown in any model home site are included in this Agreement unless Seller specifically agrees in writing to deliver same as part of the Purchase Price.

16. CHANGES AND ADDITIONAL WORK REQUESTS:

A. Seller reserves the right to make any changes or substitutions as Seller deems necessary or desirable in the plans and specifications, construction, materials, fixtures and other integrals which are of substantially equal quality and utility and which meet the approval of the lender, the VA/FHA, and the appropriate local governmental authorities having jurisdiction. Options selected by Buyer and Seller shall be set forth in Paragraph 3 above or by separate addendum. Any subsequent addendum listing options shall become part of this Agreement and shall state the method of payment for the options. Seller covenants that all work to be performed shall comply with all local requirements for building permits, inspections and zoning. Seller reserves the right in its discretion to leave or remove any trees required for the completion of the improvements on the Property. Seller disclaims Seller's obligation to maintain, repair or guarantee the life of existing trees. Buyer agrees that the grade of the Property may be altered from the original grade in accordance with grading plans approved by the appropriate governmental authorities. Seller does not guarantee the germination of grass seed.

B. Any changes in the construction of the Property requested by Buyer made after **N/A** will be considered an additional work order request evidenced by a separate addendum, which shall become a part of this Agreement. This work order request may require a processing fee of $__________________ for each item required.

17. SELECTIONS: All selections for interior and exterior colors, unless predetermined, or other selections, which Buyer must make, must be made within **N/A** days of notification by Seller. Any upgrades, which Buyer has requested and which Seller has agreed to make, shall be paid for by Buyer at the time the upgrade is selected or as otherwise agreed to in writing. If Buyer is given the choice of selecting any finish item (i.e. carpet, cabinets, etc.), Buyer shall select an item that, if not already in stock, will be available for immediate installation. If Seller notifies Buyer that a delay will result from Buyer's selection, Buyer shall, within five days, make an alternative selection satisfactory to Seller. If Buyer does not make an alternative selection within this time period or is unwilling to correct the problem, Seller, at Seller's option, may take whatever corrective action Seller deems necessary including charging Buyer for such delay and/or making another selection. Seller does not warrant nor guarantee the exact duplication or match of any finish item or color selected by Buyer. Buyer and Selling Agent authorize Listing Agent to contact Buyer concerning the above selections as may be necessary.

[redacted]

18. INSULATION: Insulation characteristics: Ceiling _____R-49_____; Walls _____R-15_____; Floors _____R-19_____; Slab Perimeter__________. All work performed on the Property complies with current Virginia Model Energy Code requirements, if applicable.

19. ENTRY INTO PROPERTY DURING CONSTRUCTION: It is understood that neither Buyer nor Buyer's agent(s) are authorized to enter the Property prior to Settlement except with the express consent of Seller. In the event that Buyer does enter the Property prior to Settlement, Buyer agrees and understands that Buyer is doing so without permission of Seller and at Buyer's own risk. Buyer releases and agrees to indemnify and hold Seller harmless from and against any and all claims for damage(s) to Buyer's person or property and to any person or property of any person who may accompany Buyer.

20. PRE-SETTLEMENT INSPECTION: Seller shall, prior to Settlement, afford Buyer the opportunity to conduct a walk-through inspection of the Property. The majority of uncompleted items should be completed prior to move in; however, the completion of minor uncompleted deficiencies shall not be mandatory before occupancy and/or Settlement.

☐ **BUYER** / ☒ **SELLER (Check One)** shall be responsible for providing all utilities required for such inspection.

21. TERMINATION OF AGREEMENT: This Agreement may be terminated by either party one (1) year from the date of this Agreement if Settlement has not occurred and neither party shall have any obligation to the other with respect to this Agreement. The monies paid hereunder by Buyer to Escrow Agent and/or Seller shall be refunded without interest.

22. DAMAGE FROM LATENT DEFECTS: It is expressly understood that Seller shall not be liable for damages to personal property resulting from latent defects not known to Seller at time of Settlement or at time of occupancy, whichever first occurred.

23. DISCLOSURES: Buyer and Seller acknowledge receipt of their REIN Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form prior to entering into this Agreement as well as the following disclosures.

Neither Seller, Real Estate Information Network Inc. ("REIN"), Listing Firm, Selling Firm, nor their employees or agents will be held responsible for Buyer's failure to have investigated and evaluated the impact of any of the disclosures made in this Agreement on the Property, including those additional disclosures on the REIN Consumer Disclosure Information Form and Summary Of Rights And Obligations Of Sellers And Purchasers Under The Virginia Residential Property Disclosure Act Form.

A. **CONFIRMATION OF BROKERAGE RELATIONSHIP**: The parties confirm in connection with this transaction that Listing Firm and Selling Firm have represented the party or parties indicated below. Notwithstanding the provisions of Paragraph 26 of this Purchase Agreement relating to the payment of brokerage fees, the parties agree that one of the following may apply: **(Check appropriate box.)**

1. ☐ Listing Firm, Selling Firm, and their salesperson(s) represent Seller as their client. Buyer is a customer/unrepresented party and **has signed the Disclosure of Brokerage Relationship to Unrepresented Party form.**
2. ☒ Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent Buyer.
3. ☐ Listing Firm and its salesperson(s) represent Seller. Selling Firm and its salesperson(s) represent neither Buyer nor Seller.
4. ☐ The Parties confirm that Selling Firm and its salesperson(s) represent Buyer as their client. Seller is a customer/unrepresented party and **has signed the Brokerage Relationship to Unrepresented Party form.**
5. ☐ Listing Firm and its salesperson(s) represent both Buyer and Seller as DUAL AGENTS OR DUAL REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Dual Agency or Dual Representation in a Residential Real Estate Transaction Form attached.**
6. ☐ Listing Firm and its broker represent both Buyer and Seller as DESIGNATED AGENTS OR DESIGNATED REPRESENTATIVES, by mutual agreement. **Buyer and Seller have signed the Disclosure of Designated Agents or Representatives in a Residential Real Estate Transaction Form attached.**
7. ☐ Buyer and Seller acknowledge that no brokerage relationship exists with any agent involved in this transaction. Both Buyer and Seller are unrepresented customers.

B. **AGENCY INTEREST DISCLOSURE**: If a licensee knows or should have known that such licensee or member of such licensee's firm or any entity in which such licensee has an ownership interest is acquiring or attempting to acquire or is selling or leasing real property through purchase, sale, or lease and the licensee is a party to the transaction, the licensee must disclose in writing that such licensee is a licensee and that such licensee, any member of licensee's family, licensee's firm, any member of such licensee's firm or any entity in which such licensee has an ownership interest has or will have an ownership interest to the other parties of the transaction. This disclosure shall be made to the purchaser or seller upon having substantive discussions about specific real property.

____

____

C. **AIRCRAFT NOISE / ACCIDENT AND NOISE CONTOUR DISTRICT DISCLOSURE**: ☐ **N/A**
Aircraft noise and/or accident zones are subject to change. If the Property is located in the cities of Norfolk, Virginia Beach, Chesapeake or Hampton, Buyer and Seller hereby acknowledge that as of the date of this Agreement current maps indicate the Property is located in an Aircraft Noise Zone_____-65_____ and/or Aircraft Accident Potential Zone _____NONE_____(or similar designations). Noise attenuation measures for new residential construction or modifications to nonconforming structures may be required and height restrictions may have been imposed in accordance with city ordinances. **The Real Estate Transfer**

[redacted]

Disclosure for Properties Located Adjacent to Military Air Installations is attached, as required by § 55.1-704 of the Code of Virginia.

D. **WARRANTY**: The sale of a new home is subject to a limited warranty, the terms of which are set forth in §55.1-357 of the Code of Virginia of 1950, as amended. The State-mandated warranties for non-condominiums shall extend for a period of one year from settlement or possession by Buyer, whichever occurs first, except that the warranty for the foundation of the Property shall extend for a period of five (5) years from the earlier of Settlement or possession of the Buyer. The statutory warranty for condominiums shall extend for a period of two (2) years and shall cover individual units and the common areas of the condominium. Warranties shall survive Settlement. Such warranties are in addition to, and not in lieu of, any other express or implied warranties pertaining to the Property, its materials or fixtures. Buyer further acknowledges that alleged defects must be reported in writing to Seller within the warranty periods and Seller will have a six-month period to cure a defect before Buyer can pursue relief under the warranty.

Seller shall assign all manufacturer warranties to Buyer at Settlement. Unless otherwise agreed to in writing, no other warranty is provided. Buyer may wish to pursue obtaining a separate warranty.

____
____
____

E. **MEGAN'S LAW**: Buyer(s) should exercise whatever due diligence they deem necessary with respect to information on any sexual offenders registered under Chapter 23 (§ 19.2-387 et seq.) of Title 19.2 whether the owner proceeds under subdivision 5 of subsection B of § 55.1-703. Such information may be obtained by contacting your local police department or the Department of State Police, Central Criminal Records Exchange, at 804-674-2000 or

F. **MECHANICS LIEN**: Virginia law (§ 43-1 et seq.) permits persons who have performed labor or furnished materials for the construction, removal, repair or improvement of any building or structure to file a lien against the Property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of (i) ninety (90) days from the last day of the month in which the lienor last performed work or furnished materials or (ii) ninety (90) days from the time the construction, removal, repair or improvement is terminated. Seller warrants that all bills related to any repairs or improvements made to the Property have been paid or will be paid by Seller from the proceeds at settlement. AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED.

G. **LIS PENDENS:** If the owner of a residential dwelling unit has actual knowledge of a lis pendens filed against such dwelling unit pursuant to 8.01-268, such owner shall provide to a prospective purchaser a written disclosure that so states. Such disclosure shall be provided to the purchaser on a form provided by the Real Estate Board on its website.

24. **AGREEMENT SUBORDINATE TO CONSTRUCTION LOAN**: Buyer is advised that all terms and provisions of this Agreement are and shall be subject and subordinate to the lien of any construction loan to Seller without the execution of any further legal documents by Buyer.

25. **NON-ASSIGNMENT**: This Agreement may not be assigned or recorded by Buyer without the written consent of Seller.

26. **BROKERAGE FEE**: Selling Firm and Listing Firm are intended to be, and are, third party beneficiaries of this Agreement with respect to payment of the brokerage fee and are entitled to payment at Settlement as provided by separate agreement(s). The settlement agent shall disburse the brokerage fee to Listing Firm and Selling Firm at Settlement.

27. **NOTICES**: All parties agree that except for the notice given pursuant to the last sentence of Paragraph 5B, all notices required to be sent to Seller under this Agreement shall be sent to Listing Firm and all notices to be sent to Buyer shall be sent to Selling Firm. Except as provided below, all notices required to be sent under this Agreement may be sent by facsimile or other electronic means, by hand delivery or by prepaid U.S. Certified Mail, Return Receipt Requested and shall be effective as of the receipt of the notice if by facsimile or upon delivery if done by person, or on the third day following the date of mailing if mailed by Certified Mail, Return Receipt Requested. Notices given pursuant to the Property Owners' Association Addendum to Purchase Agreement, the Condominium Addendum to Purchase Agreement or the Cooperative Interest Addendum to Purchase Agreement shall be given in accordance with their terms and notices given with respect to disputes concerning disposition of the Deposit shall be given in accordance with VREB regulations. Notices addressed to Selling Firm and Listing Firm shall be sent to the address set forth next to their signature below.

28. **DISPUTE RESOLUTION: Buyer and Seller** ☒ AGREE / ☐ DO NOT AGREE to mediation (check one).

Prior to initiating any litigation, the parties agree any dispute or claim arising out of, or relating to, this Agreement, the breach of this Agreement or listing and selling services provided in connection with this Agreement, shall be submitted to mediation. Disputes shall include, by way of illustration and not limitation, claims arising from misrepresentations made by the parties to this Agreement in connection with the sale, purchase, financing, condition or other aspects of the Property, including, allegations of concealment, misrepresentation, negligence and/or fraud.

[redacted]

The following matters are excluded from mediation under the preceding paragraph: (a) judicial or non-judicial foreclosure or other action or proceeding to enforce a deed of trust, mortgage, or land contract; (b) an unlawful detainer action; (c) the filing or enforcement of a mechanics lien; (d) any matter which is within the jurisdiction of a probate court; or (e) violation of a state's real estate license laws. The filing of a judicial action to enable the recording of a notice of pending action, or other provisional remedies, shall not constitute a waiver of the right to mediate under this provision nor shall it constitute a breach of the duty to mediate. If the parties cannot reach a mutually agreeable settlement through mediation, they are free to arbitrate or litigate their dispute as if the mediation never took place. The terms and provisions of this Paragraph 28 shall survive Settlement and conveyance of title to the Property for a period of five (5) years from the date of this Agreement pursuant to the terms of § 8.01-246 of the Code of Virginia of 1950, as amended.

29. MISCELLANEOUS: Except as expressly provided in Paragraph 5B with respect to business banking days, the term "day" shall be deemed to mean any day of the week, Monday through Sunday, both inclusive regardless of legal or religious holiday. **The term "business banking day" shall mean Monday through Friday, except federal holidays.** "Day" shall mean 12:00 a.m. (midnight) until 11:59 p.m. Eastern Time. Any agreed upon timeframe shall begin at 12:00 a.m. (midnight) after the event triggering the commencement of the timeframe and end at 11:59 p.m. Any changes must be made by written amendment. This Agreement may be executed in any number of counterparts and by facsimile signature or other forms of electronic signature and by different parties in separate counterparts, each of which when so executed and delivered shall be deemed original, but all such counterparts shall constitute but one and the same instrument. The parties further agree that any documents executed as exhibits, addenda, modifications or amendments may similarly be executed in counterpart and that the facsimile or other form of electronic signature counterparts of such documents shall be binding as if signed originals. To the extent any handwritten or typewritten terms in this Agreement conflict with, or are inconsistent with the printed terms of this Agreement, the handwritten or typewritten terms shall control. This Agreement is executed under seal. The terms of this Agreement and the addenda, exhibits, modifications or amendments referenced herein or which reference this Agreement constitute the entire agreement and there are no other agreements between the parties. Seller and Buyer both authorize Listing Firm and/or Selling Firm to disclose financial information related to the sale of the Property, including information related to settlement expenses (but not personal financial information) to the multiple listing service and/or real estate appraisers. The waiver by Seller of any terms, conditions, or provisions of this Agreement shall not be construed as a waiver of any other or subsequent term, condition or provision of this Agreement. If any term, condition, or provision of this Agreement is declared illegal or invalid for any reason by a court of competent jurisdiction, the remaining terms, conditions and provisions of the Agreement shall, nevertheless, remain in full force and effect.

30. OTHER PROVISIONS:

The Seller will be Arrived Holdings Inc. and/or assigned.

Buyer will have 7 days due diligence period beginning from the date the homes is confirmed to be inspection ready. A final walk (blue tape inspection) of the home will be required/performed by the buyer five business days prior to closing.

Closing will take place on Wednesday only.

Buyer will provide copy of Corporate Docs within seven days of ratification of contract stating that person signing documents has authorization to sign .

Closing to take place within 3 days of providing buyer with certificate of occupancy by city of Portsmouth

[redacted]

OPTIONAL – **If both Buyer and Seller initial below, digital signatures are acceptable for use in this transaction.**

If both Buyer and Seller do not initial below, digital signatures are not acceptable for us in this transaction. The following language is included for the sole purpose of determining the parties' agreement to accept digital signatures and is not required to be completed if the parties do not agree to accept digital signatures.

EXPRESS AGREEMENT TO CONDUCT TRANSACTION USING DIGITAL SIGNATURES: IN ACCORDANCE WITH THE UNIFORM ELECTRONIC TRANSACTION ACT (§ 59.1-479 ET SEQ. OF THE CODE OF VIRGINIA), BUYER AND SELLER CHOOSE TO ACCEPT DIGITAL SIGNATURES AS ORIGINAL DURING THE COURSE OF THIS TRANSACTION AND UNDERSTAND THAT AGREEING TO ACCEPT DIGITAL SIGNATURES FORM THE OTHER PARTY DOES NOT COMMIT THEM TO USING DIGITAL SIGNATURES EXCLUSIVELY. BY INITIALING BELOW, THE PARTIES AGREE TO USE DIGITAL SIGNATURES.

Buyer:__________/________ Seller:__________/________

THIS PROPERTY IS OFFERED WITHOUT RESPECT TO RACE, COLOR, RELIGION, SEX, HANDICAP, FAMILIAL STATUS, SOURCE OF FUNDS, SEXUAL ORIENTATION, GENDER IDENTITY, MILITARY STATUS, ELDERLINESS,

[redacted]

(Date)

5/9/2023
(Date)

Selling Firm Address:______________________________ Buyer's Address:______________________________

____ ____

ATTN.:____________________________________

[redacted]

CONSUMER DISCLOSURE INFORMATION FORM

THE FOLLOWING DISCLOSURE INFORMATION IS PROVIDED TO BOTH PROSPECTIVE BUYER AND SELLER. ANY OF THE FOLLOWING DISCLOSURES MAY IMPACT THE BUYER'S USE AND/OR ENJOYMENT OF A PROPERTY. THE SELLER, REAL ESTATE INFORMATION NETWORK INC. ("REIN"), THE LISTING FIRM, THE SELLING FIRM, OR ANY OF THEIR EMPLOYEES OR AGENTS SHALL NOT BE LIABLE FOR BUYER'S FAILURE TO INVESTIGATE ANY OF THESE DISCLOSURES PRIOR TO ENTERING INTO A PURCHASE AGREEMENT.

CONSUMER RESPONSIBILITY AND LIMITATIONS OF EXPERTISE: Each party to a real estate transaction is advised to read carefully all documents to be sure that the terms accurately express the understanding of the parties as to their intentions and the agreements they have reached. If legal or tax advice is desired, each party is advised to consult an attorney or a financial professional.

There may be other relevant information concerning the transaction which may be obtained from other sources or appropriate governmental agencies or authorities. If you have questions after reading the Consumer Disclosure Information, you should seek further information from governmental agencies and authorities, consumer, legal counsel or other professionals.

Properties available through REIN are offered without respect to race, color, religion, sex, handicap, familial status, source of funds, sexual orientation, gender identity, military status, elderliness, national origin or any protected class under federal, state or local law. Contact the Virginia Fair Housing Office for more information.

The following disclosure information is provided to both prospective buyer and seller.

1. **AGENCY INTEREST DISCLOSURE:** If a licensee knows or should have known that such licensee or member of such licensee's firm or any entity in which such licensee has an ownership interest is acquiring or attempting to acquire or is selling or leasing real property through purchase, sale, or lease and the licensee is a party to the transaction, the licensee must disclose in writing that such licensee is a licensee and that such licensee, any member of licensee's family, licensee's firm, any member of such licensee's firm or any entity in which such licensee has an ownership interest has or will have an ownership interest to the other parties of the transaction. This disclosure shall be made to the purchaser or seller upon having substantive discussions about specific real property.

2. **AUDIO AND VIDEO RECORDING:** A Seller should be advised that the unauthorized recording or transmitting of audio or video may result in the violation of state and/or federal wiretapping laws. A Buyer should be prudent in discussing a property being shown if surveillance equipment is present, including discussing pricing and other private matters. A Seller is advised that showing the Seller's property to prospective purchasers, including showing the property at events open to the public (an "Open House"), may present increased risk of property damage or theft both during the showing or Open House and afterwards and that prospective Buyers may engage in photography and/or videography of the property. A Seller is advised to remove any items of a personal nature from the property in preparation for sale.

3. **COMMUNITY ASSOCIATIONS:**

   A. **<u>PROPERTY OWNERS' ASSOCIATION ACT; CONDOMINIUM ACT; RULEMAKING AUTHORITY</u>: Except to the extent that the declaration provides otherwise, the board of directors may establish reasonable rules that restrict smoking in the development, including rules that prohibit smoking in the common areas. For developments that include attached private dwelling units, such rules may prohibit smoking within such dwelling units. Rules adopted pursuant to this section may be enforced in accordance with § 55.1-1819.**

   B. **CONDOMINIUM RESALE / CO-OP DISCLOSURE:** (i) Some properties are established as condominium units, subject to the Virginia Condominium Act (the "Condo Act"). The Condo Act requires a seller to furnish the unit owners' association bylaws, as amended, and certain financial and other disclosures to the buyer. (ii) The Virginia Real Estate Cooperative Act (the "Co-op Act") requires that a seller of the cooperative interest subject to the provisions of the Co-op Act provide to the buyer certain information more particularly described in the Co-op Act. If a property is located within either a condominium or a cooperative, the condominium association or cooperative board, as the case may be, is required to provide to buyer the required disclosure packet in accordance with the Condo Act or the Co-op Act, as the case may be, or advise that such disclosure package will not be available. The Condo Act and the Co-op Act each provide that the Seller may be required to pay a fee to obtain the required disclosure package.

   C. **PROPERTY OWNERS' ASSOCIATIONS (POA):** Some properties are subject to a property owners' association or a homeowners' association some of which have mandatory fees, and are subject to the Virginia Property Owners' Association Act (the "Association Act"). If a property is located within such a development, the Association Act requires the development's property owners' association to provide seller with the re[redacted]sure packet in accordance with the Association Act which is to be provided to buyer. The As[redacted]hat a seller may be required to pay a fee to obtain the required disclosure package.

[redacted] ONS

4. **DISPUTE RESOLUTION:** The Purchase Agreement contains a provision which requires all parties to mediate any and all disputes arising out of or in any way connected with the Purchase Agreement which cannot be resolved among the parties. Mediation is designed as an alternative means of resolving disputes to litigation. The mediation process required pursuant to the terms of the Purchase Agreement offers seller, buyer, brokers and other parties in the real estate transaction an efficient, affordable method of resolving disputes without reverting to traditional litigation. If the parties cannot agree through the mediation process, traditional litigation may be pursued after the mediation process has been exhausted. The mediation process involves an impartial mediator(s) working with the parties at issue and is a non-adversarial process that focuses on the mutual goals of the disputing parties and actively involves them in the process of resolving their differences.

5. **ENVIRONMENTAL DISCLOSURE:** The use and development opportunities may be limited and health risks may be associated with certain properties if those properties, in their past or present condition, are or were covered by the Chesapeake Bay Preservation Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Virginia Water Control Act, or any other federal, state or local law, regulation or ordinance concerning health, safety or the environment, including but not limited to those laws, regulations and ordinances concerned with (1) radon gas; (2) asbestos; (3) underground storage tanks; (4) aboveground storage tanks; (5) urea formaldehyde; (6) lead-based paint; and (7) electromagnetic fields; (8) landfills / dump sites. Information is available at the Department of Environmental Quality at www.deq.virginia.gov.

   A. **INDOOR MOLD:** United States Environmental Protection Agency advised that certain types of indoor mold may have the potential to cause adverse health effects or symptoms. While there are no current federal or state laws or regulations establishing residential standards for molds or requiring that inspections for mold be conducted, a buyer may want to take steps to evaluate the presence of mold in a resident dwelling prior to purchase. **Mold inspections typically are separate from Wood Destroying Insect Infestation inspections.**

   B. **LEAD WARNING STATEMENT:** Every buyer of any interest in residential real property on which a residential dwelling was built prior to 1978 is notified that such property may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. The seller of any interest in residential real property is required to provide the buyer with any information on lead-based paint hazards from risk assessments or inspections in the seller's possession and notify the buyer of any known lead-based paint hazards. A risk assessment or inspection for possible lead-based paint hazards is recommended prior to purchase.

   C. **WOOD PRESERVATIVES:** The United States Environmental Protection Agency advises that certain wood preservatives used on decks and/or other exterior wood structures may have the potential to cause adverse health effects or symptoms. A buyer may want to take steps to evaluate the presence of materials which might contain wood preservatives prior to purchase.

6. **EXTERIOR INSULATION AND FINISH SYSTEM (EIFS):** Buyer may request an inspection and moisture test of the EIFS (Exterior Insulation and Finish System or synthetic stucco), if applicable, at buyer's cost by an inspector, provided, however, in the event the property is a condominium unit, the right to inspect may be limited by rights of other unit owners or condominium association.

7. **FINANCING AND INSURANCE:**

   A. **FINANCING AND INSURANCE:** Mortgage rates and associated charges vary with financial institutions and the marketplace. Buyer has the option to select the mortgage lender of their choice, unless otherwise specified in the purchase agreement. Lender will require buyer to buy a hazard insurance policy from the insurance company of buyer's choice, subject to lender's approval prior to settlement. A buyer is advised to investigate the availability and price of hazard insurance prior to, or as part of, Buyer's considerations in making an offer to purchase property. Additional information may be obtained at

   B. **FLOOD HAZARD AREAS & FLOOD INSURANCE:** Individuals and business owners can protect themselves from flood losses by purchasing flood insurance from most insurance companies, the premiums of which are regulated through FEMA's National Flood Insurance Program (NFIP). The owner(s) makes no representations with respect to whether the property is located in one or more special flood hazard areas and purchasers are advised to exercise whatever due diligence they deem necessary, including (i) obtaining flood certification or mortgage lender determination of whether the property is located in one or more special flood hazard areas, (ii) reviewing of any map depicting special flood hazard areas, (iii) contacting the Federal Emergency Management Agency (FEMA) or visiting the website for FEMA's National Flood Insurance Program or the Virginia Flood Risk Information website operated by the Department of Conservation and Recreation, and (iv) determining whether flood insurance is required, in

[redacted]

[redacted]onditions as may be contained in the real estate purchase contract, but in any event, prior [redacted]h contract. A flood risk information form that provides additional information on flood risk and flood insurance is available for download by the Real Estate Board on its website.

C. HOME WARRANTY INSURANCE: There are several home buyer warranty programs available at a variety of prices, levels of coverage and deductible amounts. These warranties may be purchased upon settlement, by either seller or buyer, and generally provide coverage of such items as appliances, heating, cooling, plumbing and electrical systems. Broker or agent may earn a processing fee for origination of such warranty plans, based upon plan selected.

D. LENDER'S / OWNER'S TITLE INSURANCE: Buyer is required to purchase lender's title insurance on newly financed property as a condition to obtain the loan. This policy is designed to protect the lender against applicable losses in the event the title to the property is found to be defective. Buyer will be required to purchase a lender's title insurance policy if the Buyer is obtaining a loan secured by the Property. Buyer may, at Buyer's expense, purchase an owner's title insurance policy which insures Buyer's title to the Property, subject to the terms of such policy. The coverage afforded by such title insurance would be governed by the terms of the policy and any exceptions to the policy, and the premium for obtaining such title insurance coverage will be determined by its coverage and the title insurer. Buyer may purchase either "standard" or "enhanced" coverage which coverages have differing rates. Buyer will need to authorize the Buyer's lender to obtain such rates in the purchase agreement. The availability of enhanced coverage is subject to underwriting criteria of the title insurer. Buyer is not obligated to obtain owner's title insurance coverage. Buyer should consult Buyer's attorney with respect to obtaining owner's title insurance. A owner's title insurance policy will also provide coverage for unreleased or unsatisfied liens recorded in the land records for prior deeds of trust, judgments, solar panel financing liens, and similar matters which are discovered subsequent to Buyer's acquisition, provided Buyer did not have knowledge of such matters at the time of closing.

8. LAND USE:

A. AIRCRAFT NOISE / ACCIDENT ZONES AND NOISE CONTOUR DISTRICT DISCLOSURE: All properties are affected by aircraft noise to some degree; however, some properties are located in specific noise zones, and/or accident potential zones, as such zones may be designated by the federal government or municipalities within which the property may be located. The livability and/or enjoyment of a property may be impacted if property is located adjacent to an airport or in or near an aircraft noise zone, noise contour district and/or accident potential zone. Aircraft noise zones, noise contour districts and/or accident potential zones are subject to change from time to time. New residential construction, and modifications to nonconforming residences, may be required to conform with standards promulgated by the municipality in which the buyer intends to locate because of elevated noise levels.

B. MUNICIPAL REGULATIONS CONCERNS: Municipal regulations, including the zoning ordinance and subdivision ordinance also will impact Buyer's use and enjoyment of the property. Prior to execution of a purchase agreement, buyer may review the applicable Master Plan for the appropriate jurisdiction, including maps showing planned land use and proposed or actual parks, roads, libraries and other facilities. Buyer may consult an attorney to determine the impact of any recorded documents or applicable municipality ordinances on the use and enjoyment of the property.

C. OCCUPANCY PERMITS: Several municipalities have implemented occupancy permit programs which may require compliance with the program upon sale and/or rental of property. An occupancy permit program may require the owner of real property subject to such programs to make certain repairs upon sale and/or rental of property. Each municipality will be able to advise you as to whether the property you are interested in is subject to an occupancy permit program and the conditions and requirements of the program.

D. BUILDING PERMITS: Certain improvements or repairs to buildings on properties require permits from the jurisdiction in which the property is located. Permits are required for some additions, modifications, and remodeling including building construction, electrical, plumbing, mechanical installations and maintenance. The purpose of a permit is to ensure compliance with the State Building Code. Virginia cities, towns and counties enforce the Uniform Statewide Building Code. A buyer should undertake such due diligence as buyer deems appropriate to ensure that permits have been secured and inspections performed.

E. RESTRICTIVE COVENANTS: The use and enjoyment of the property may be impacted by restrictions, declarations, easements and other documents recorded in the land records of the jurisdiction in which the property is located.

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F. **TRANSPORTATION / ROADWAYS:** The Hampton Roads Transportation Authority, the Virginia Department of Transportation and other federal, state and local governmental bodies are planning new roads and/or relocating existing roads within Hampton Roads, as well as considering other forms of public transportation, such as light rail, rapid transit or increased passenger rail service. Changes to transportation right of ways may temporarily or permanently affect the use and enjoyment of a property and in some instances, subject property to the exercise of the right of eminent domain. Please visit http://www.virginiadot.org/projects/default.asp for future transportation plans in Virginia.

G. **PARKING PERMITS:** Several municipalities have adopted residential parking programs which restrict on-street parking for certain neighborhoods or zones. Purchaser is advised to check with the municipality to determine if there are applicable parking restrictions.

H. **CONSERVATION:** The owner makes no representations with respect to whether the property is subject to one or more conservation or other easements and that purchasers are advised to exercise whatever due diligence a particular purchaser deems necessary in accordance with terms and conditions as may be contained in the real estate purchase contract, but in any event, prior to settlement pursuant to such contract.

I. **COMMUNITY DEVELOPMENT:** The owner makes no representations with respect to whether the property is subject to a community development authority approved by a local governing body pursuant to Article 6 (15.2-5152 et seq.) of Chapter 51 of Title 15.2 and that purchasers are advised to exercise whatever due diligence a particular purchaser deems necessary in accordance with terms and conditions as may be contained in the real estate purchase contract, including determining whether a copy of the resolution or ordinance has been recorded in the land records of the circuit court of the locality in which the community development authority district is located for each tax parcel included in the district pursuant to 15.2-5157, but in any event prior to settlement pursuant to such contract.

J. **ROLL BACK TAXES:** If the property being purchased has not been improved or is used for agricultural or horticultural purposes with residential purposes, a Buyer should inquire of the local taxing authority (i) if the property is taxed based on a land use category (rather than a fair market basis), (ii) the amount of roll back taxes which may become due and when such taxes are due, and (iii) whether action must be taken such that the property remains in land use. Land use categories may include agricultural, horticultural, forest and open space. If a property is taxed in a land use category, rezoning of the property or other development of the property may result in roll back taxes being assessed against such property. Such roll back taxes may be assessed subsequent to closing for multiple years and would be the responsibility of the Buyer.

9. **LEASES / MANAGEMENT AGREEMENT:** Buyer considering the purchase of properties with existing tenants is advised to inquire about the existence and terms of any current property management agreement, leases and security deposits.

10. **MECHANICS LIENS:** Virginia law (§ 43-1 et seq.) permits persons who have performed labor or furnished materials for the construction, removal, repair or improvement of any building or structure to file a lien against the property. This lien may be filed at any time after the work is commenced or the material is furnished, but not later than the earlier of (i) ninety (90) days from the last day of the month in which the lienor last performed work or furnished materials or (ii) ninety (90) days from the time the construction, removal, repair or improvement is terminated. AN EFFECTIVE LIEN FOR WORK PERFORMED PRIOR TO THE DATE OF SETTLEMENT MAY BE FILED AFTER SETTLEMENT. LEGAL COUNSEL SHOULD BE CONSULTED.

11. **MEGAN'S LAW DISCLOSURE:** Buyer should exercise whatever due diligence they deem necessary with respect to information on any sexual offenders registered under Chapter 23 (§19.2-387 et seq.) of Title 19.2 whether the owner proceeds under subdivision 1 or 2 of subsection A of § 55.1-703. Such information may be obtained by contacting your local police department or the Department of State Police, Central Criminal Records Exchange, at 804-674-2000 or https://sex-offender.vsp.virginia.gov/sor/.

12. **POWERS OF ATTORNEY:** In the event either Buyer or Seller intend to close using one or more powers of attorney, Buyer or Seller, as the case may be, should have the form(s) of the power of attorney reviewed and approved in advance preferably prior to execution by the other parties to the transaction, including Buyer's lender, Buyer's title insurance company, and Buyer's settlement agent, as there are requirements that vary depending on the lender, loan type, title insurer, and clerk's office. The original power of attorney may be required for recordation. The principal (the one giving the power) may have to confirm that he or she is alive and well at the time of the closing and that the power of attorney has not been revoked.

[redacted]

13. **POLYBUTYLENE PIPES:** A buyer may want to determine whether or not polybutylene pipes exist in the property. Polybutylene plumbing has been used in residences as an alternative to copper plumbing and has been known to fail, resulting in leaks. You are advised to investigate to determine whether or not polybutylene pipes exist in the property in which you are interested. Reviewing the following website for more information is recommended:

14. **PROPERTY INSPECTION:** Buyer may request an inspection(s) of the property at buyer's cost to determine the condition of the property. The cost and thoroughness of the inspections vary, and buyer is advised of their option of retaining an inspector of their choice. Buyer should take steps to make sure that the party(ies) engaged to conduct such inspections have liability insurance and workmen's compensation insurance to provide protection in case of damage or injury incurred as part of such inspections.

15. **SCHOOL REDISTRICTING:** All properties may be subject to school redistricting. A Buyer should contact the local school board to ascertain which school districts are assigned to a property in question.

16. **SEPTIC TANK / ONSITE SEWAGE SYSTEM:** Residences with septic tanks / onsite sewage systems may previously have been granted an operating permit waiver which shall become null and void at the time of transfer or sale of the Property. Replacement / repair, to include pressure dosing, may be required before an operating permit may be reinstated. Buyer is advised to contact the appropriate jurisdiction to ascertain information regarding septic tanks / onsite sewage systems on a given property and may want to have a separate physical inspection conducted. Contact the Virginia Dept. of Health at

17. **SETTLEMENT SERVICE PROVIDER/SETTLEMENT FUNDS: Section 55.1-1000 et seq of the Code of Virginia provides that the Buyer has the right to select the settlement agent to close this transaction. This right may not be varied by agreement. The settlement agent may only offer legal advice if licensed to the private practice of law in the Commonwealth of Virginia. The Buyer is entitled to receive from the settlement agent a copy of the guidelines to settlement agents published by the Virginia State Bar for settlement and escrow services. A settlement agent may require that a buyer's funds required to close a transaction be received by wire transfer. All parties to a wire transfer transaction are advised to adhere strictly to instructions from the settlement agent with respect to security precautions related to such wired funds as cybercriminals become more creative in fraudulent efforts to misappropriate such wired funds. In no event shall Selling Firm or Listing Firm be responsible for or liable for any settlement funds being sent to illegitimate or fraudulent parties and Buyer and Seller each release, waive, discharge and forever hold Listing Firm and Selling Firm, individually and collectively, harmless from and against claims, damages, losses and suits arising from or in any way connected with the transfer, whether by federal wire transfer, ACH, or any other manner, of funds pursuant to the terms and provisions of the Purchase Agreement.**

18. **SMOKE DETECTION:** Buyer should be aware that many municipalities require, and prudent and safe practice dictates, that operative smoke detection is available in the property. Buyer should investigate to ensure that smoke detection is available in the property, if required by law, and is operative prior to occupancy.

19. **SQUARE FOOTAGE / ACREAGE AND OTHER PROPERTY MEASUREMENTS:** Buyer is advised that any statement concerning square footage of residences, acreage and/or other property measurements are approximate and are subject to variation based on the method of measurement. Buyer is advised to independently confirm any statements concerning square footage, acreage and/or property measurements prior to signing a purchase agreement. Appraisers may require the area to be finished with a minimum of seven (7) foot ceilings and have a permanently installed heating source to be included in the square footage for appraisal purposes.

20. **SURVEY DISCLOSURE:** The Purchase Agreement provides that Buyer may elect to waive a physical survey of the boundary of the property being acquired and improvements made to the property to include structures, fences, etc. which may affect the insurability of your Property and will likely result in an exception to coverage in the owner's title insurance policy. The Selling Firm, Listing Firm or Seller make no representation or warranty as to when and if a physical survey would be appropriate and the status of actual boundaries of the property, the location of easements affecting the property, encroachments, compliance with setback requirements access to public highways and any other matters that would affect conveyance of title to Buyer. Buyer is advised to obtain a survey to confirm the matters noted above.

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21. THIRD PARTY CONTRACT APPROVAL: Sales of some properties are contingent on approval of third parties such as lien holders, courts, bankruptcy trustees, relocation services, or cooperative boards. Such third parties may require some terms of the purchase agreement to be changed. Neither buyer nor seller is obligated to accept any of the third party's proposed modifications, but in such a case the third party may have the power to stop the sale. These third parties make their own decisions and are not controlled by seller or any real estate agent or firm. Real estate agents are not liable for a third party's rejection of a sales contract's terms or failure to make a decision in a timely manner.

Such sales may take longer to close than normal sales, and buyer may be required to order and pay for inspections and an appraisal before approval of the third party is obtained. In such a case there is a risk that the sale may be cancelled after the buyer pays for these items. Such third-party contingencies should be clearly stated in the sales contract.

22. VIRGINIA RESIDENTIAL PROPERTY DISCLOSURE ACT: The Virginia Residential Property Disclosure Act places obligations on seller and affords rights to buyer with regard to certain existing residential dwellings being sold. Whenever the property is to be sold or leased with an option to buy, the Act requires the owner of certain residential real property to furnish to buyer a RESIDENTIAL PROPERTY DISCLOSURE STATEMENT provided by the Virginia Real Estate Board. Certain transfers of residential property are excluded from this requirement.

A. MILITARY AIR INSTALLATIONS: Section 55.1-704 of the Code of Virginia provides that the owner of residential real property located in any locality in which a military air installation is located shall disclose to the purchaser whether the subject parcel is located in a noise zone or accident potential zone, or both, if so designated on the official zoning map by the locality in which the property is located on a form provided by the Real Estate Board. Such disclosure shall state the specific noise zone or accident potential zone, or both, in which the property is located according to the official zoning map.

B. PENDING BUILDING OR ZONING VIOLATIONS: Section 55.1-706 of the Code of Virginia requires that a Seller of residential real property who has actual knowledge that the property has any pending enforcement actions pursuant to the Uniform Statewide Building Code that affect the safe, decent, sanitary living conditions of the property provide written disclosure to a prospective purchaser.

C. LIS PENDENS: If the owner of a residential dwelling unit has actual knowledge of a lis pendens filed against such dwelling unit pursuant to Section 8.01-268, such owner shall provide to a prospective buyer a written disclosure that so states. Such disclosure shall be provided to the buyer on a form provided by the Real Estate Board on its website.

D. PERMISSIVE DISCLOSURE; TOURISM ACTIVITY ZONE: Section 55.1-707 provides that an owner of residential property located partially or wholly within a designated tourism activity zone established pursuant to Section 15.2-982 may disclose in writing to any prospective purchaser or lessee of the property that the subject property is located within a tourism activity zone, with a description of potential impacts associated with the parcel's location in a tourism activity zone, including impacts caused by special events, parades, temporary street closures, and indoor and outdoor entertainment activities.

E. PROPERTY PREVIOUSLY USED TO MANUFACTURE METHAMPHETAMINE: Section 55.1-708 of the Code of Virginia requires that a Seller of residential real property who has actual knowledge that a Property (1) was previously used to manufacture methamphetamine and (2) has not been cleaned up in accordance with state guidelines provide a written disclosure to Buyer. Pursuant to Section 32.1-11.7 of the Code of Virginia, the Virginia Board of Health established Guidelines for Cleanup of Residential Property Used to Manufacture Methamphetamine. Visit for a copy of the guidelines and additional information.

F. STORMWATER MANAGEMENT FACILITIES: Section 55.1-708.1 of the Code of Virginia provides that an owner of residential real property who has actual knowledge of a privately owned stormwater management facility located on such property disclose to the purchaser the long-term maintenance and inspection requirements for the facility. Such disclosure shall be provided to the purchaser in accordance with this chapter and on a form provided by the Real Estate Board on its website.

G. REPETITIVE RISK LOSS: Section 55.1-708.2 of the Code of Virginia requires disclosures pertaining to repetitive risk loss. The owner of residential real property located in the Commonwealth who has actual knowledge that the dwelling unit is a repetitive risk loss structure shall disclose such fact to the purchaser. For purposes of this section, "repetitive risk loss" means that two or more claims of more than $1,000 were paid by the National Flood Insurance Program within any rolling 10-year period, since 1978. Such disclosure shall be provided to the purchaser on a form provided by the Real Estate Board on its website.

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23. WATER CONSERVATION ORDINANCE / RESTRICTIONS: (a) Some municipalities may have ordinances which (i) prohibit connection to the existing public water system as part of restrictions on growth, (ii) restrict use of water for certain purposes or (iii) require an owner to connect to the public water system upon the occurrence of certain events. Buyer should investigate to ascertain if the property is in a municipality with water requirements or restrictions. (b) Buyer may also wish to investigate the quality of water supplied by the municipality in which buyer intends to locate. Information related to water quality may be obtained by contacting the municipality directly.

24. WATER FRONTAGE AND RIGHTS: Buyer should be advised that there are various issues which arise when acquiring real property that is adjacent to, or includes portions of, lakes, rivers and oceans. While a property may be adjacent to such bodies of water, access to such bodies of water may be limited by applicable laws and ordinances, in addition to property rights of others. Additionally, constructions of piers, docks, bulkheads, landscaping and any other home improvements may be regulated by state, local and federal laws and regulations. A buyer should consult with an attorney to understand and evaluate various rights with respect to lakes, rivers and the ocean abutting or part of the property being acquired.

25. WOOD DESTROYING INSECT INFESTATION (WDII) / MOISTURE INSPECTION: Many purchase agreements and lenders require inspections from licensed pest control operators to determine whether the Property's principal dwelling and garage are free of visible evidence of wood destroying insect infestation with no visible unrepaired damage from said infestation and whether readily accessible areas of the foundation and understructure, including crawl space, doors, sills plates, joists, subflooring and substructure support timbers are free of standing water, visible moisture damage and wood destroying fungi. In some instances the inspectors' view of subfloor members may be obstructed from view (example; insulation, encapsulation, etc.). In these cases it is difficult to determine evidence of past or present wood destroying insect activity. If a Wood Destroying Insect Infestation Inspection Report was provided please refer to it for a list of obstructed and inaccessible areas.

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Real Estate Information Network Inc. EQUAL HOUSING OPPORTUNITY

SELLING FIRM BROKERAGE FEE NOTICE

REFERENCE: SELLER(S) [redacted]

PROPERTY **2105 Richmond Avenue** **Portsmouth** **VA** **23704**

UNDER CONTRACT DATE **May 8, 2023**

BUYER(S) **Arrived Holdings Inc.**

[redacted] (Listing Firm), and [redacted] (Selling Firm)

by their signatures below agree to the following:

1. Listing Firm shall pay Selling Firm, upon receipt of Listing Firm's fee, a brokerage fee of **3.000** % of the final sales price at time of settlement.
2. Listing Firm may modify its agreement with the Seller with respect to the brokerage fee payable, but such modification shall not affect the brokerage fee paid to Selling Firm unless agreed to in writing by Selling Firm.

[redacted]

FOR SETTLEMENT PURPOSES ONLY

Listing Firm authorizes the settlement agent to disburse the above listed brokerage fee due Selling Firm from Listing Firm's fee of **6.000** % of the final sales price at time of settlement.

(To Be Completed By Listing Firm)